Exhibit 99.1

Media contact: Karla Olsen, senior manager, media relations Phone: 888.613.0003 FAX: 316.261.6769 karla_olsen@wr.com
Investor contact: Bruce Burns, director, investor relations Phone: 785.575.8227 bruce_burns@wr.com

WESTAR ENERGY ANNOUNCES SECOND QUARTER 2005 RESULTS

TOPEKA, Kan., Aug. 9, 2005 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $27.6 million, or $0.32 per share, for the second quarter 2005 compared with earnings of $13.7 million, or $0.16 per share, for the second quarter 2004. For the six months ended June 30, 2005, the company reported earnings of $43.0 million, or $0.50 per share, compared with earnings of $29.2 million, or $0.37 per share, for the first six months of 2004. The year-to-date 2005 per share results reflect additional shares issued in 2004. The company cited increases in the valuations of energy supply contracts and insurance income as key items affecting results.

Second quarter 2005 ongoing earnings, a non-GAAP (generally accepted accounting principles) measure that excludes special items, were $31.5 million, or $0.36 per share, compared with $28.6 million, or $0.33 per share, for the same period in 2004.

Ongoing earnings for the six months ended June 30, 2005, were $48.5 million, or $0.56 per share, compared with $41.1 million, or $0.52 per share, for the same period of 2004. The year-to-date 2005 per share results reflect additional shares issued in 2004.

The increase in second-quarter and year-to-date earnings and ongoing earnings resulted primarily from mark-to-market gains on fuel contracts and income from corporate-owned life

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insurance. Increased retail sales due to warmer weather, increased energy marketing and reduced interest expense were more than offset by increased fuel and purchased power expenses due to reduced availability of certain generating stations and higher maintenance expense.

The mark-to-market gain on fuel contracts was $13.0 million in the second quarter and $25.3 million for the six months ended June 30, 2005, nearly all of which in both periods was associated with a coal supply contract for the company’s Lawrence and Tecumseh Energy Centers. Based on the terms of this contract, changes in the fair value of this contract are marked-to-market through earnings in accordance with GAAP. Westar Energy said it expects to take delivery of substantially all of the coal deliverable under this contract. Consequently, the company expects mark-to-market gains associated with this contract to be temporary and to be off-set with non-cash mark-to-market losses that will be recorded as the company takes delivery of the coal over the life of the contract.

Second Quarter Results

Westar Energy reported revenues of $374.8 million for the second quarter 2005 compared with $358.4 million for the same period in 2004, an increase of 4.6 percent. Retail sales increased $8.5 million, or 3.3 percent, for the second quarter 2005 compared with the same period in 2004 due to warmer weather and customer growth. Wholesale sales decreased $1.5 million for the second quarter of 2005 compared with the same period in 2004, with reduced market-based sales offsetting an increase in tariff-based sales. Tariff-based sales increased due primarily to warmer weather, while market-based sales volumes decreased due primarily to the scheduled refueling outage at Wolf Creek Generating Station. Energy marketing increased $10.3 million for the second quarter 2005 compared with the same period in 2004 due primarily to more favorable

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mark-to-market contract valuations and more favorable settlement of energy contracts in 2005 as compared with 2004.

Operating expenses for the second quarter of 2005 increased $27.4 million compared with same period in 2004. Fuel and purchased power expenses increased due principally to planned maintenance outages at some of the company’s generating units that burn lower cost fuels, causing the company to rely on more costly purchased power or production from generating units that burn higher priced fuels. This increase was partially offset by a $13.0 million mark-to-market gain associated primarily with the coal supply contract for Lawrence and Tecumseh Energy Centers. Other operating expenses increased $6.6 million due to increased maintenance expense for planned outages, increased operating expenses associated with the termination of shared services agreements and additional maintenance expense for the company’s distribution system.

Other income and expense for the second quarter 2005 was $5.5 million of income compared with an expense of $16.3 million for the same period in 2004. The change between periods reflects $5.7 million of income from corporate-owned life insurance in 2005 compared with $18.7 million of expense on the extinguishment of debt and lower investment earnings during the second quarter of 2004.

Interest expense for the second quarter 2005 was $27.7 million compared with $37.3 million for the same period in 2004, reflecting lower debt balances and lower interest rates due to financing activities.

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Six-month Results

Westar Energy reported revenues of $711.3 million for the six months ended June 30, 2005 compared with $698.7 million for the same period in 2004, an increase of 1.8 percent. Retail revenues increased $8.3 million due largely to favorable weather for the six months ended June 30, 2005 compared with the same period in 2004. Wholesale sales increased $2.5 million for the six months ended June 30, 2005 compared with the same period in 2004 due to increased tariff-based sales volumes, which offset a decline in market-based sales volumes. Tariff-based sales increased due primarily to warmer weather. Market-based sales were lower in the six months ended June 30, 2005, due to reduced amounts of electricity available for sale into the wholesale market. The reduction in available wholesale output was attributable to plant maintenance and the company’s need to use electricity it generated to meet the warm-weather demand of its native load customers. Energy marketing increased $3.7 million for the six months ended June 30, 2005 compared with the same period in 2004 due primarily to more favorable mark-to-market valuations.

Total operating expenses for the six months ended June 30, 2005 increased $25.4 million compared with same period in 2004. The increase in fuel and purchased power expenses was due principally to planned maintenance outages at baseload units, which caused the company to rely on purchased power or electricity generated at its units that burn more costly fuels. This increase was largely offset by a $25.3 million mark-to-market gain related primarily to the coal supply contract for Lawrence and Tecumseh Energy Centers. Other operating expenses increased $14.2 million due to increased planned power plant maintenance, increased operating expenses

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associated with the termination of shared services agreements and additional maintenance on the company’s distribution system.

Other income and expense for the six months ended June 30, 2005 was $3.6 million of income compared with an expense of $17.0 million for the same period in 2004. The change between periods reflects lower investment earnings and $5.7 million of income from corporate-owned life insurance in 2005 compared with a loss of $18.8 million on the extinguishment of debt in 2004.

Interest expense for the six months ended June 30, 2005 was $57.6 million compared with $80.7 million for the same period in 2004. The lower interest expense reflects reduced outstanding debt balances and lower interest rates due to financing activities.

2005 Ongoing Earnings Guidance

Based on the company’s results for the six months ended June 30, 2005, Westar Energy affirmed its previously announced 2005 full-year ongoing earnings guidance of $1.50 to $1.60 per share. Westar Energy’s March 16, 2005, earnings release together with its attachments provides a discussion of the company’s ongoing earnings guidance and the earnings drivers and adjustments used in arriving at 2005 full-year ongoing earnings guidance. As discussed in that earnings release, the company’s ability to achieve that level of ongoing earnings is dependent on a number of variables, including weather, forced outages at its generating plants, prices in fuel and wholesale markets and actual corporate-owned life insurance income. The company noted that in arriving at and affirming its 2005 full-year ongoing earnings guidance it excluded the impact of mark-to-market changes in the fair value of the coal supply contract for its Lawrence

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and Tecumseh Energy Centers. In addition, the absence of regular, timely coal deliveries could have a material impact on the company’s financial condition and results of operations.

Coal delivery interruptions and delays have caused the company’s coal inventory levels to decline throughout the year. For the six months ended June 30, 2005, the impact has been limited to the company forgoing some off-peak sales. If disruptions continue, the company may have to further limit wholesale sales, serve its customers’ needs with electricity generated using more expensive fuel types or purchase power in the wholesale market or use any combination of these alternatives. Such circumstances would have a negative impact on earnings that could cause ongoing earnings to be at or below the lower end of the present guidance.

Ongoing Earnings

This news release describes “ongoing earnings” in addition to earnings calculated in accordance with GAAP. Ongoing earnings is a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors a useful indicator of results that is comparable between periods. Ongoing earnings exclude the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the board of directors to evaluate business performance. Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure

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of another company. A reconciliation of GAAP earnings to ongoing earnings is attached to this release.

Conference Call

Westar Energy’s conference call with the investment community will be at 10 a.m. Eastern Daylight Time on Aug. 9, 2005. Jim Haines, president and chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 800-340-2921, code WESTAR. Listeners may access a live webcast of the conference call via the company’s Web site, www.wr.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 659,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the period ended June 30, 2005 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

WESTAR ENERGY, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Year to Date June 30,
	2005	2004	Change	2005	2004	Change

Sales	$374,802	$358,430	$16,372	$711,305	$698,693	$12,612

Fuel and purchased power	119,610	99,092	20,518	211,408	200,854	10,554
Depreciation and amortization	42,556	42,258	298	84,860	84,185	675
Operating expenses	150,227	143,595	6,632	297,700	283,520	14,180

Total Operating Expenses	312,393	284,945	27,448	593,968	568,559	25,409

Income from Operations	62,409	73,485	(11,076)	117,337	130,134	(12,797)

Other income (expense)	5,503	(16,300)	21,803	3,595	(16,999)	20,594
Interest expense	27,739	37,270	(9,531)	57,602	80,695	(23,093)
Income tax expense	12,297	5,936	6,361	19,839	9,670	10,169

Income from Continuing Operations	27,876	13,979	13,897	43,491	22,770	20,721

Results of discontinued operations, net of tax	—	—	—	—	6,888	(6,888)

Preferred dividends	242	242	—	485	485	—

Earnings Available for Common Stock	$27,634	$13,737	$13,897	$43,006	$29,173	$13,833

Average equivalent common shares outstanding	86,827	85,834		86,699	79,722

Basic Earnings Per Share	$0.32	$0.16	$0.16	$0.50	$0.37	$0.13

Reconciliation of GAAP to Non-GAAP
Earnings Available for Common Stock	$27,634	$13,737		$43,006	$29,173
Special Items (After-Tax):
Discontinued operations	—	—		—	6,888
Investigation/litigation expense	(3,875)	(3,640)		(5,477)	(4,709)
RSU vesting for former management	—	—		—	(2,750)
Loss on debt retirement	—	(11,253)		—	(11,346)

Total Special Items	(3,875)	(14,893)		(5,477)	(11,917)

Ongoing Earnings	$31,509	$28,630		$48,483	$41,090

Basic Ongoing Earnings Per Share	$0.36	$0.33		$0.56	$0.52

“Ongoing earnings” is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings in addition to GAAP earnings because it believes this measure provides investors with a useful indicator of results comparable between periods because it excludes the effects of special items that may not recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the board of directors to evaluate business performance.

Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.